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                                                                   EXHIBIT 10.35
                          VIKING OFFICE PRODUCTS, INC.
                        879 W. 190th Street, Suite 1100
                           Gardena, California 90248

                                                                    May 12, 1997
Mr. [Vice President]
c/o Viking Office Products, Inc.
879 W. 190th Street, Suite 1100
Gardena, CA 90248

Dear [     ]:

  The purpose of this letter agreement ("Agreement") is to document the terms and conditions of the severance package to which you shall be entitled in certain circumstances should your employment with Viking Office Products, Inc. (the "Company"), terminate following a change in control.

  Part One of this Agreement sets forth certain definitional provisions to be in effect for purposes of determining your benefit entitlements. Part Two hereof specifies benefits in connection with a change in control of the Company. Part Three hereof concludes this Agreement with a series of general terms and conditions applicable to your severance benefits.

                            PART ONE -- DEFINITIONS

  For purposes of this Agreement, the following definitions shall be in effect:

  1. "BASE SALARY" means the annual rate of base salary in effect for you immediately prior to termination of your employment or immediately prior to a Change in Control, whichever is greater.

  2. "BENEFICIAL OWNER" has the meaning set forth in subdivision (d) of Paragraph 4 of this Part One.

  3. "BOARD" means the Company's Board of Directors.

  4. "CHANGE IN CONTROL" means any of the following transactions or events effecting a change in ownership or control of the Company:

     (a) A merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;

     (b) The sale, transfer or other disposition of all or substantially all of the assets of the Company;

     (c) Any merger or reverse merger in which the Company ceases to exist as an independent corporation or becomes the subsidiary of another corporation;

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     (d) If any Person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the Beneficial Owner (as defined in Rule 13(d)-3 under the Exchange Act), of securities possessing more than twenty percent (20%) of the total combined voting power of the Company's outstanding securities;

     (e) If any Person becomes the Beneficial Owner of securities of the Company possessing sufficient voting power in the aggregate to elect an absolute majority of the members of the Board (rounded up to the nearest whole number); or

     (f)  A change in the composition of the Board over a period of twenty-four
     (24) consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to consist of individuals who either (i) have been members of the Board continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board.

  5. "CIC SEVERANCE PAYMENT" means the severance payments to which you may become entitled under Paragraph 1 of Part Two hereof.

  6. "CODE" means the Internal Revenue Code of 1986, as amended.

  7. "COMMON STOCK" means the Company's common stock.

  8. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

  9. "FAIR MARKET VALUE" means, with respect to any shares of Common Stock subject to any of your Options, the closing selling price per share of Common Stock on the date in question, as reported on the Nasdaq National Market (if there is no reported sale of Common Stock on such date, then the closing selling price on the Nasdaq National Market on the next preceding day for which there does exist such quotation shall be determinative of Fair Market Value).

  10. "INDEPENDENT ARBITER" has the meaning set forth in subdivision (b) of Paragraph 5 of Part Two of this Agreement.

  11.  "NET AFTER TAX PAYMENT AMOUNT" has the meaning set forth in subdivision
(a) of Paragraph 5 of Part Two of this Agreement.

  12. "OPTION" means any option granted to you under the Plan (or any installment thereof) which is outstanding at the time of the Change in Control which automatically accelerates, pursuant to the Plan or the acceleration provisions of the agreement evidencing that Option.

  13. "OPTION PARACHUTE PAYMENT" means the portion of an Option which is treated as a payment described in Code Section 280G(b)(2)(A) and the Treasury Regulations thereunder. The portion of such Option which is categorized as an Option Parachute Payment shall be calculated in accordance with the valuation provisions established under Code Section 280G and

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the applicable Treasury Regulations and shall include an appropriate dollar adjustment to reflect the lapse of your obligation to remain in the Company employ as a condition to the vesting of the accelerated installment. In no event, however, shall the Option Parachute Payment exceed the spread (the excess of the Fair Market Value of the accelerated option shares over the option exercise price payable for those shares) existing at the time of acceleration.

  14. "OTHER PARACHUTE PAYMENT" means any payment in the nature of compensation which is made to you in connection with the Change in Control and which are payments described in Code Section 280G(b)(2)(A) and the Treasury Regulations issued thereunder. Your Other Parachute Payments shall include the Present Value, measured as of the Change in Control, of the aggregate Option Parachute Payment.

  15. "PERSON" has the meaning set forth in subdivision (d) of Paragraph 4 of this Part One.

  16. "PLAN" means (i) the Company's 1989 Amended and Restated Incentive Stock Option Plan, (ii) the Company's 1991 Amended and Restated Nonstatutory Stock Option Plan (iii) the Company's Long Term Stock Incentive Plan and (iv) any further or replacement stock option plan or restricted stock plan hereafter implemented by the Company.

  17. "PRESENT VALUE" means the value, determined as of the date of the Change in Control, of any payment in the nature of compensation to which you become entitled in connection with the Change in Control or your subsequent Termination Without Cause or Resignation for Good Reason. The Present Value of such payment shall be determined in accordance with the provisions of Code Section 280G.

  18. "RESIGNATION FOR GOOD REASON" means your voluntary resignation subsequent to a Change in Control following (a) a change in your position with the Company which materially reduces your duties or level of responsibility, (b) a reduction in your level of compensation (including base salary, fringe benefits and participation in non-discretionary bonus programs under which awards are payable pursuant to objective financial or other performance standards) by an amount in excess of ten percent (10%) or (c) a change in your place of employment which is more than thirty (30) miles from your place of employment prior to the Change in Control, but only if such change or reduction is effected without your written concurrence.

  In no event shall Resignation for Good Reason be deemed to occur should your employment terminate by reason of your permanent disability as defined under the Company's long-term disability program or your death.

  19. "TERMINATION FOR CAUSE" means the termination of your employment by the Company upon your:

     (a) dishonesty resulting, or intending to result, directly or indirectly, in gain or personal enrichment at the expense of the Company; or

     (b) gross misconduct, including, without limitation, fraud, sexual harassment or misappropriation of Company property or confidential information; or

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     (c) conviction for a felony under the laws of the United States or any state thereof; or

     (d) wilful and continued failure substantially to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness), which is not remedied within a reasonable period after a written demand for substantial performance is delivered to you which specifically identifies the manner in which it is believed that you have not substantially performed your duties.

  20. "TERMINATION WITHOUT CAUSE" means the Company's termination of your employment with the Company other than a Termination for Cause.

  21. "TOTAL COMPENSATION" means the aggregate of (a) Base Salary, (b) the average cash bonuses paid to you by the Company for services rendered during the two (2) Company fiscal years immediately preceding the fiscal year of termination of your employment or the fiscal year immediately preceding the fiscal year in which the Change in Control occurred, whichever is greater, and
(c) the total costs to the Company of any other benefits, including but not limited to life, disability, accident and health insurance and employee assistance plan benefits, automobile allowances and other executive benefits and perquisites, made available to you by the Company in the Company fiscal year immediately preceding the year of termination of your employment. In the event that you were not employed during the entire two (2) Company fiscal years, any of the bonuses or benefits (including executive benefits and perquisites) described in (b) and (c) above for a partial year of employment shall be annualized in accordance with the frequency which such compensation is paid during such partial year, and in the event that you were not employed by the Company for at least one full fiscal year prior to termination of your employment, such bonuses shall be based on your target bonus for the fiscal year in which your employment terminated or the prior year, whichever is greater.

                     PART TWO -- CHANGE IN CONTROL BENEFITS

  Upon your Termination Without Cause or Resignation for Good Reason within twenty-four (24) months following a Change in Control you shall become entitled to receive the special benefits provided in this Part Two.

  1. CIC SEVERANCE PAYMENTS.  You shall be entitled to CIC Severance Payments in
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an aggregate amount equal to one and one-half (1.5) times your Total
Compensation. The CIC Severance Payments shall be in lieu of all damages and other compensation to which you may be entitled, under any employment agreement or otherwise, by reason of termination of your employment and shall also be in lieu of further salary payments to you for periods subsequent to the termination of your employment. The CIC Severance Payments shall not be considered compensation for any benefit calculation or other purpose under any retirement plan or other benefit plan maintained by the Company.

  The CIC Severance Payments will be paid to you in a lump sum, net of all applicable withholding taxes, within 15 days after your date of termination, and, if not timely paid, will bear interest at the lower of ten percent per annum and the maximum rate permitted by California law.

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  In the event your employment terminates by reason of your death or permanent and total disability as defined by the Company's long-term disability program before you become eligible for CIC Severance Payments, or your Termination for Cause or resignation other than Resignation for Good Reason, you shall not be entitled to receive any CIC Severance Payments or other benefits under this Agreement.

  2. ADDITIONAL BENEFITS.  You will receive payment for all unpaid vacation
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benefits, time off and sick days that you have accrued through the date of your termination. In addition, you will receive a payment equal to the target bonus amount for which you are eligible for the year in which your employment terminates. Such payments will be paid to you in a lump sum, net of all applicable withholding taxes, within 15 days after your date of termination, and, if not timely paid, will bear interest at the lower of ten percent per annum and the maximum rate permitted by California law.

  3. OUTPLACEMENT SERVICES.  You will be eligible for outplacement services
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through a third party selected by the Company.

  4. OPTION ACCELERATION.  The provisions of your outstanding Options and the
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applicable Plans shall govern the acceleration of the exercise thereof in the event of a Change in Control, including but not limited to the effect on such acceleration of your death or disability or termination of employment. This Agreement is not intended to amend any of your Options.

  5. BENEFIT TAX PROTECTION.  In the event of a Change in Control, the following
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protection against taxation shall become applicable:

     (a) To the extent that you incur any tax liability under Code Section 4999 as a result of payments hereunder, the Option Parachute Payment or the Other Parachute Payments (or any portion of any such amount) being treated as an excess parachute payment within the meaning of Code Section 280G, the amount of your severance payment under Paragraph 1 of this Part Two shall be increased to the extent necessary to assure that the "Net After Tax Payment Amount" (as defined below) will be equal to the Net After Tax Payment Amount which you would have received pursuant to this Agreement if all payments hereunder had been exempt from the application of Code Section 4999. The Net After Tax Payment Amount means the excess of the total amounts paid hereunder reduced by the sum of (i) the amount of any excise tax payable under Code Section 4999 and (ii) any and all applicable local, state and/or federal income taxes payable with respect to the payments made hereunder.

     (b) In the event there is any disagreement between you and the Company as to the amount of any payment required hereunder, the amount of income or excise tax liability incurred or which would be incurred if the payments were exempt from Code Section 4999, or the application of applicable provisions of the Code, Treasury Regulations or applicable tax laws, such disputes shall be submitted for resolution to an independent certified public accountant ("Independent Arbiter") mutually acceptable to you and the Company. The resolution reached by the Independent Arbiter shall be binding on you and the Company. You and the Company shall prepare all returns and reports to

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     relevant tax authorities in a manner consistent with determination of the
     Independent Arbiter. Notwithstanding the above, if your liability for income or estate taxes is redetermined, the actual amount of such redetermined tax liability shall be substituted for the amount of tax liability agreed to or otherwise determined by Independent Arbiter provided that you have reasonably endeavored to maintain the positions reflected in your original returns and shall have afforded the Company a reasonable opportunity to assist you in resisting any such redetermination. All expenses incurred in connection with the retention of the Independent Arbiter and (if applicable) responding to any audit or resisting any redetermination of the tax liability involving the payments to be made hereunder shall be paid by the Company.

  6. MITIGATION.  You will not be required to mitigate payments received under
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this Agreement when employed by another company.

  7. COSTS, EXPENSES AND LEGAL FEES.  The Company will pay or reimburse you for
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all costs and expenses incurred by you on behalf of the Company, consistent with the Company's reimbursement policy in effect prior to the Change in Control, and will also pay or reimburse you for all legal fees and expenses, if any, incurred by you in seeking to obtain or enforce any right or benefit provided by this Agreement, including such fees and expenses incurred in connection with any arbitration proceeding. Such payments and reimbursements will be made within five business days after your request for payment, accompanied by evidence of such costs, fees and expenses, is received by the Company, and, if not timely paid, will bear interest at the lower of ten percent per annum and the maximum rate permitted by California law.

                     PART THREE -- MISCELLANEOUS PROVISIONS

  1. TERMINATION FOR CAUSE.  Should termination of your employment constitute
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Termination for Cause, then the Company shall be required to pay you only (i)
any unpaid compensation earned for services previously rendered through the date of such termination and (ii) any accrued but unpaid vacation benefits or sick days, and no other benefits shall be payable to you under Part Two of this letter.

  2. DEATH.  Should you die after your Termination Without Cause or Resignation
     -----
for Good Reason under Part Two of this Agreement but before receipt of the CIC Severance Payments to which you have become entitled under Part Two of this Agreement, then those payment(s) shall be made to the executors or administrators of your estate.

  3. DISABILITY.  Should you become totally and permanently disabled as defined
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in the Company's long-term disability program after your Termination Without
Cause or Resignation for Good Reason under Part Two of this Agreement but before receipt of the CIC Severance Payments to which have become entitled under Part Two, then those payment(s) shall be made to you in accordance with the provisions of this Agreement.

  4. GENERAL CREDITOR STATUS.  The payments and benefits to which you become
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entitled hereunder shall be paid, when due, from the general assets of the
Company, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such

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payments.  Accordingly, your right (or the right of the personal representatives or beneficiaries of your estate) to receive any payments or benefits hereunder shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

  5. INDEMNIFICATION.  If applicable, the indemnification provisions for
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officers and directors under the Company's Articles of Incorporation and Bylaws and the provisions of any written Indemnification Agreement between you and the Company shall be extended to you (to the maximum extent permitted by law), during the period following your Termination Without Cause or Resignation for Good Reason under Part Two, with respect to any and all matters, events or transactions occurring or effected during your employment with the Company.

  6. CONTRACTUAL RIGHTS.  Except as expressly provided in Paragraph 1 of Part
     ------------------
Two, none of the provisions of this Agreement is intended to curtail or limit in any way any contractual rights which you may have under any Company plan in which you are eligible to participate, and all such contractual rights shall survive the execution of this Agreement and any Change in Control.

  7. BINDING AGREEMENT.  This Agreement shall be binding upon the Company, its
     -----------------
successors and assigns (including, without limitation, the surviving entity in any Change in Control).

  8. LAW GOVERNING.  This Agreement shall be construed and interpreted under the
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laws of the State of California applicable to agreements executed and to be wholly performed within the State of California.

  9. ENTIRE AGREEMENT.  This Agreement supersedes all prior agreements between
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you and the Company relating to the subject of severance benefits payable to you upon the cessation of your employment with the Company and may be amended only by a written instrument signed by you and an authorized officer of the Company.

  10. SEVERABILITY.  If any provision of this Agreement as applied to you or the
      ------------
Company or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or validity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.

  11. REMEDIES.  All rights and remedies provided pursuant to this Agreement or
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by law will be cumulative, and no such right or remedy will be exclusive of any other.  A party may pursue

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any one or more rights or remedies hereunder or may seek damages or specific performance in the event of another party's breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.

  12. ARBITRATION.  Any controversy which may arise between you and the Company
      -----------
with respect to the construction, interpretation or application of any of the terms, provisions or conditions of this agreement or any monetary claim arising from or relating to this agreement will be submitted to final and binding arbitration in Los Angeles, California, in accordance with the rules of the American Arbitration Association then in effect.

  13. NO EMPLOYMENT OR SERVICE CONTRACT.   Nothing in this Agreement is intended
      ---------------------------------
to provide you with any right to continue in the employ of the Company (or any subsidiary) for any period of or interfere with or otherwise restrict in any way your rights or the rights of the Company (or any subsidiary), which rights are hereby expressly reserved by each. The Company reserves the right to terminate your employment at any time for any reason whatsoever, with or without cause, except as otherwise provided in any written employment agreement between you and the Company.

  Please indicate your acceptance of the foregoing provisions of this Agreement by signing the enclosed copy of this Agreement and returning it to the Company.

                  VIKING OFFICE PRODUCTS, INC.

                  By:
                      __________________________________________________________

                  Title:
                         _______________________________________________________


ACCEPTANCE

  I hereby agree to all the terms and provisions of the foregoing Agreement governing the special benefits to which I may become entitled in connection with the cessation of my employment with Viking Office Products, Inc., under certain specified conditions following a Change in Control.


                  Signature:
                             ___________________________________________________

Dated:  ______, 1997

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